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                                                                   Exhibit 10.13

                                 August 28, 2001



Mr. Lee Casty
707 Skokie Blvd.
5/th/ Floor
Northbrook, IL 60062

Re:  Allocation Of Cash Received and Termination Of Agreement

Dear Lee:

       In connection with the merger of Yupi Internet, Inc. into T1/MSN Corp. ("Microsoft"), to date IFX Online, Inc. ("IFX") has received $45,832.76 of cash proceeds from Microsoft. This letter reconciles how IFX and you will split the amounts received from Microsoft. You and IFX entered into an Amended and Restated Stock Purchase Agreement as of June 12, 2000 (the "Agreement") with respect to the Yupi Class A Convertible Preferred Stock (the "Preferred Stock") that you purchased from IFX.

       In October 1999, on a fully diluted basis (which assumes the conversion of all then outstanding Yupi preferred shares and warrants into common stock), there were 46,774,899 shares of Yupi common stock outstanding. According to the Agreement, if no IPO or change of control of Yupi occurred by August 24, 2000, then your purchase price per share of Preferred Stock would be adjusted (the "Adjusted Price') by dividing $250 million by the number of fully diluted shares of Yupi common stock outstanding. The Adjusted Price per share is $5.34. Accordingly, based on the Adjusted Price, the $5 million you invested in Yupi would have purchased 935,498 shares of Preferred Stock.

       IFX originally owned 2,736,925 shares of Preferred Stock. This means that based on the Adjusted Price, you purchased 34.181% of IFX's shares of Preferred Stock. Thus, you are entitled to received $15,666.10 (34.181%) of the cash received from Microsoft so far.

       IFX will pay you 34.181% of any additional proceeds, if any, received from Microsoft with respect to IFX's stake in Yupi.

       Please sign this letter below to confirm your understanding of this methodology and your waiver and release of all claims against IFX with respect to the Preferred Stock of Yupi and the

       Agreement (other than the continued right to receive 34.181% of any additional proceeds from Microsoft received with respect to Yupi).

                                  Truly yours,

                                  IFX Online, Inc.

                                  /s/ Michael Shalom
                                  -----------------------------------
                                  By: Michael F. Shalom

Agreed to and Accepted:
this ___ day of __________, 2001.

/s/ Lee S. Casty
-----------------------------------------------------
Lee S. Casty